Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces Hiring of Executive Vice President & Chief Operating Officer

Harrisburg, PA., May 3, 2021 – Ollie’s Bargain Outlet Holdings, Inc. (Nasdaq: OLLI) announced the hiring of Eric van der Valk to the position of Executive Vice President and Chief Operating Officer, effective May 3, 2021.  Mr. van der Valk will report to John Swygert, President and Chief Executive Officer and will lead the Store Operations, Supply Chain, Real Estate and Asset Protection teams.

John Swygert, President and Chief Executive Officer, stated, “We are delighted to welcome Eric to the Ollie’s family.  Eric has a proven track record and brings expertise across several key functional areas including store operations, supply chain, sourcing, planning/allocation, and marketing. We believe that his extensive background, leadership skills and deep knowledge of the discount retail space will be instrumental to the execution of our growth plans as we expand our store base to 1,050 locations.  We are excited to have him on board to learn the Ollie’s culture and help drive our continued success.”

Eric most recently served as President and Chief Operating Officer of Christmas Tree Shops (CTS), a discount retailer specializing in seasonal, home decor, consumables, and closeout merchandise. After joining CTS in 2005, shortly after it was purchased by Bed Bath and Beyond, he assumed roles of increasing responsibility, leading to his appointment to Chief Operating Officer in 2018 and President and Chief Operating Officer in 2019. Prior to CTS, he held various financial and merchandising roles at May Department Stores Filene’s and Robinsons-May divisions including VP Planning/Replenishment/MIS and Divisional Controller from 1998 to 2005. Prior to this, he served as head of store operations for KB Toys.

Eric commented, “I’ve been an admirer of Ollie’s for many years.  Ollie’s delivers one of the most compelling experiences and strongest value propositions in retail today.  I’m thrilled to be joining this talented team and looking forward to contributing to its growth and continued success.”

About Ollie’s
We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 397 stores in 25 states throughout half of the United States. For more information, visit www.ollies.us.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us